Exhibit 99.1

Canada Pension Plan Investment Board and Hudson Pacific Properties

Form Joint Venture in Prime San Francisco Office Property

CPPIB acquires a 45% interest from Hudson in 1455 Market Street

Toronto, Canada and Los Angeles, California (January 8, 2015): Canada Pension Plan Investment Board (“CPPIB”) and Hudson Pacific Properties, Inc. (NYSE: HPP) (“Hudson”) announced today that they have formed a joint venture through which CPPIB will purchase a 45% interest in 1455 Market Street from Hudson for US$219.15 million before closing adjustments. Hudson, which acquired the property in December 2010, retains a 55% ownership stake along with General Partner status, and will continue to oversee management and leasing. 1455 Market Street is a 1,025,833-square-foot, 22-story, Class-A office building that fronts an entire block along 11th Street in San Francisco’s thriving Mid-Market neighborhood.

“At 1455 Market Street, we’ve completed a major renovation and employed Hudson’s aggressive leasing philosophy to capitalize on the submarket’s rapidly improving fundamentals,” said Victor Coleman, Hudson’s Chairman and Chief Executive Officer. “Our team leased up the property’s considerable vacancy to top-tier technology companies, which signed long-term leases and built out incredible workspaces. A joint venture with CPPIB unlocks a significant portion of the value created for shareholders to date, and lays a strong foundation for our firms to explore additional investment opportunities together.”

“1455 Market Street marks our first direct investment in San Francisco office real estate, one of the best-performing U.S. office markets and a key strategic market for CPPIB in that country,” said Peter Ballon, Managing Director, Head of Real Estate Investments Americas, CPPIB. “Mid-Market’s favorable supply-demand dynamics, combined with the property’s unique scale, layout and high-quality tenant mix, make 1455 Market Street an attractive long-term investment and a solid entry into the region’s office sector. We look forward to building our relationship with Hudson, a well-aligned partner with a strong operating platform, as we expand our office portfolio on the West Coast.”

The property, formerly a critical data center for Bank of America, is a singular 1976 concrete building with a nine-story podium topped by a 14-story tower. 1455 Market Street now serves as the global headquarters for Uber and Square, both of which utilize the podium’s 90,000-square-foot floorplates, as well as the tower, which offers sweeping views of the surrounding areas. Tenants also benefit from the property’s convenient public transit and freeway access and abundant onsite parking. A long-planned repositioning and expansion of the ground-floor retail to target high-end retail and restaurant users will commence in early 2015.

Hudson intends to use joint-venture proceeds pursuant to a like-kind exchange under the Internal Revenue Code Section 1031, which could include assets to be purchased from Blackstone Real Estate Partners V and VI as part of the Equity Office Properties’ San Francisco Peninsula and Silicon Valley portfolio.

About Canada Pension Plan Investment Board

Canada Pension Plan Investment Board (CPPIB) is a professional investment management organization that invests the funds not needed by the Canada Pension Plan (CPP) to pay current benefits on behalf of 18 million Canadian contributors and beneficiaries. In order to build a diversified portfolio of CPP assets, CPPIB invests in public equities, private equities, real estate, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in Hong Kong, London, New York City and São Paulo, CPPIB is governed and managed independently of the Canada Pension Plan and at arm’s length from governments. At September 30, 2014, the CPP Fund totalled C$234.4 billion, of which $25.4 billion represented real estate investments. For more information about CPPIB, please visit www.cppib.com.

About Hudson Pacific Properties

Hudson Pacific Properties, Inc. (Hudson) is a full-service, vertically integrated real estate company focused on owning, operating and acquiring high-quality office properties and state-of-the-art media and entertainment properties in select growth markets primarily in Northern and Southern California and the Pacific Northwest. Hudson’s portfolio currently consists of approximately 6.4 million square feet, not including undeveloped land that can support approximately another 1.9 million square feet. Hudson has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes, and is a component of the Russell 2000® and the Russell 3000® indices.

Forward-Looking Statements for Hudson Pacific Properties

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond Hudson’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect Hudson’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, Hudson disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause Hudson’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in Hudson’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission, or SEC, on March 3, 2014, and other risks described in documents subsequently filed by Hudson from time to time with the SEC.

For more information:

Canada Pension Plan Investment Board: Linda Sims Director, Media Relations +1 416 868 8695 lsims@cppib.com	Hudson Pacific Properties: Laura Campbell Director, Investor Relations +1 310 622 1702 lcampbell@hudsonppi.com

Mei Mavin Director, Corporate Communications +44 20 3205 3515 mmavin@cppib.com	Karen Diehl Diehl Communications +1 310 741 9097 Karen@diehlcommunications.com

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